Exhibit 99.1

INTRICON REPORTS 2018 SECOND-QUARTER RESULTS

Medical and Value Hearing Health Performance Drive Double-Digit Second Quarter
Sales Gains and Profitability

ARDEN HILLS, Minn. — July 25, 2018 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its second quarter ended June 30, 2018.

Highlights:

•	Record quarterly revenue of $30.2 million increased 33.9 percent over the prior-year second quarter;
•	2018 second-quarter gross margin of 33.1 percent was up from 29.5 percent in the prior-year period;
•	IntriCon reported second-quarter diluted net income per share of $0.25 versus $0.09 in the 2017 second quarter;
•	Sales to IntriCon’s largest medical customer rose 59.1 percent from the 2017 second quarter;
•	Value-based direct-to-end-consumer and indirect-to-end-consumer hearing healthcare revenue increased 45.6 percent and 16.9 percent, respectively, in the second quarter over the prior-year period;
•	IntriCon began production in its newly leased space that provides an additional 37,000 square feet of manufacturing and clean room space to support medical volume increases; and,
•	The company amended its credit facilities with CIBC Bank USA in July 2018, increasing its capital expenditures loan capacity to $10.0 million and its revolving credit facility to $11.0 million.

Financial Results

For the 2018 second quarter, the company reported net sales of $30.2 million, up 33.9 percent from $22.5 million in the prior-year period. The increase was primarily due to year-over-year revenue gains from IntriCon’s largest medical customer, and growth in the value-based hearing health direct-to-end-consumer and indirect-to-end-consumer businesses.

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IntriCon Corporation 2018 Second-Quarter Results

July 25, 2018

IntriCon posted net income attributable to shareholders of $2.0 million, or $0.25 per diluted share, versus $668,000 or $0.09 per share, for the 2017 second quarter.

“We are excited to announce another strong quarter, as we continue to execute on our key growth initiatives,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Our medical, direct-to-end-consumer and indirect-to-end-consumer value hearing health businesses continue to drive strong top- and bottom-line performance, leading to another quarter of record sales that surpassed our expectations.”

Second-quarter gross profit margins were 33.1 percent, up from 29.5 percent in the prior-year second quarter. The increase primarily stemmed from greater sales volume.

Operating expenses for the second quarter were $7.3 million, compared to $6.0 million in the prior-year period. The increase stemmed from increased advertising investments at Hearing Help Express (HHE) and other support costs related to key initiatives to drive the business’ growth.

For the six-month period ended June 30, 2018, IntriCon reported sales of $55.5 million, up 26.9 percent from $43.7 million in 2017. The company delivered net income attributable to shareholders of $2.8 million, or $0.35 per diluted share, versus $398,000, or $0.06 per diluted share, in 2017.

Business Update

Sales in IntriCon’s medical business increased 48.8 percent in the 2018 second quarter over the prior-year period. The gain was primarily driven by the ongoing production of wireless continuous glucose monitoring (CGM) systems for IntriCon’s largest customer. The company remains very well positioned with this customer for 2018 and beyond, providing key system components including CGM systems, sensor assembly and related accessories. IntriCon anticipates system demand will continue to increase throughout 2018.

During the quarter, IntriCon began operations in its newly leased 37,000 square foot manufacturing and clean room space to support medical volume increases. In conjunction with the volume increases, over the last several quarters, key medical customers have invested, or made commitments to invest, in several million dollars in capital equipment. The additional manufacturing floor space is designed to accommodate robotic assembly of medical components and systems. Along with the added space, IntriCon also is increasing its molding capacity. In the first half of the 2018, the company added six presses and has another 11 presses on order for delivery by the end of 2018.

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IntriCon Corporation 2018 Second-Quarter Results

July 25, 2018

On the hearing health front, total sales increased by 13.4 percent over the prior-year second quarter, led by the company’s value-based direct-to-end-consumer and indirect-to-end-consumer businesses, which posted strong sales growth at 45.6 percent and 16.9 percent, respectively. As anticipated, these gains were partially offset by the declining conventional sales channel.

Within HHE, IntriCon continues to make progress in delivering high-quality hearing healthcare into the underserved market. For the quarter, HHE posted revenue of $2.1 million, its highest revenue quarter since the company took its initial equity position in October 2016. Along with this, the company completed its first phase of ethnographic research, which will enhance the development of HHE’s consumer centric ecosystem of hearing healthcare. Additionally, from an operations perspective, HHE increased its inside sales representatives and marketing expertise during the second quarter.

IntriCon continues to build its value hearing health technology portfolio, with wireless and self-fitting technologies that are a critical step in creating a high-quality, low-cost hearing healthcare ecosystem. During the quarter, the company launched the industry’s most power efficient, wireless audio streaming hearing aids into the market: IntriCon’s Lumen™ 155 product family which incorporates NXP® Semiconductor’s NxH2003 Bluetooth Low Energy (BLE) audio streaming SoC.

By integrating NXP’s NxH2003 into IntriCon’s Lumen 155 product family, IntriCon can provide outcome-based features, connecting its hearing aid devices with various wireless accessories. The Lumen 155 can stream wireless audio to IntriCon’s wireless accessories such as remote microphones, consuming only 2.6 mA current at 1.2 Volts, which is industry leading.

“We are very excited about the launch of the wireless Lumen 155 with streaming audio. In the near-term, we intend to integrate the Lumen 155 with a smart device app which will allow for remote adjustments,” said Gorder. “Also, in anticipation of the new FDA regulations, we also intend to integrate this product line with our Sentibo Smart Brain self-fitting software, which is designed to improve both channel productivity and the quality of first-time fittings, resulting in lower prices, greater access and increased customer satisfaction.”

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IntriCon Corporation 2018 Second-Quarter Results

July 25, 2018

Looking Ahead

Concluded Gorder, “We continued to deliver record performance in the second quarter, driven by our key medical and value-based hearing health businesses. The expansion of our robotic assembly, microelectronic assembly and molding capacity not only positions us to meet current demand, but enables us to pursue new medical opportunities that would benefit from our core competencies. Furthermore, we continue to make meaningful progress developing and advancing our direct-to-end-consumer hearing health channel, providing affordable and accessible solutions to millions of unserved or underserved Americans.

“Looking ahead, we feel good about the growth opportunities in our markets and our competitive position in these markets. Based on information currently available, we anticipate 2018 third-quarter net sales to range between $30.0 million and $31.0 million. For the year, we are increasing our sales guidance, and anticipate sales to range between $115.5 million to $117.0 million.”

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IntriCon Corporation 2018 Second-Quarter Results

July 25, 2018

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Wednesday, July 25, 2018, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-877-260-1479 and provide the conference ID number 9655585 to the operator. To access the replay, dial 1-888-203-1112 and enter passcode 9655585.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillaco.com

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IntriCon Corporation 2018 Second-Quarter Results

July 25, 2018

INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	SECOND QUARTER			YEAR TO DATE
($ in 000’s)	2018	2017	Growth	2018	2017	Growth

Medical	$20,198	$13,572	48.8%	$36,131	$25,752	40.3%
Diabetes	17,307	10,879	59.1%	30,869	20,368	51.6%
Other Medical	2,891	2,693	7.4%	5,262	5,384	-2.3%

Hearing Health	8,442	7,444	13.4%	16,043	15,096	6.3%
Value Based Direct-to-End-Consumer	2,052	1,409	45.6%	3,837	2,825	35.8%
Value Based Indirect-to-End-Consumer	2,634	2,253	16.9%	4,608	3,609	27.7%
Legacy OEM	3,756	3,782	-0.7%	7,598	8,662	-12.3%

Professional Audio Communications	1,520	1,508	0.8%	3,349	2,890	15.9%

Total	$30,160	$22,524	33.9%	$55,523	$43,738	26.9%

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IntriCon Corporation 2018 Second-Quarter Results

July 25, 2018

INTRICON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$30,160	$22,524	$55,523	$43,739
Cost of sales	20,171	15,885	37,122	31,266
Gross profit	9,989	6,639	18,401	12,473

Operating expenses:
Sales and marketing	2,881	2,204	5,721	4,515
General and administrative	3,108	2,705	6,169	5,263
Research and development	1,316	1,112	2,475	2,265
Total operating expenses	7,305	6,021	14,365	12,043
Operating income (loss)	2,684	618	4,036	430

Interest expense	(211)	(189)	(405)	(371)
Other income (expense)	(196)	(47)	(401)	9
Income (loss) from continuing operations before income taxes and discontinued operations	2,277	382	3,230	68

Income tax expense	269	54	455	118
Income (loss) before discontinued operations	2,008	328	2,775	(50)
Loss on sale of discontinued operations, net of income taxes	—	—	—	(164)
Loss from discontinued operations, net of income taxes	—	(15)	—	(128)
Net Income (loss)	2,008	313	2,775	(342)
Less: Loss allocated to non-controlling interest	—	(355)	—	(740)
Net Income (loss) attributable to shareholders	$2,008	$668	$2,775	$398

Basic income (loss) per share attributable to shareholders:
Continuing operations	$0.29	$0.10	$0.40	$0.10
Discontinued operations	—	—	—	(0.04)
Net income (loss) per share:	$0.29	$0.10	$0.40	$0.06

Diluted income (loss) per share attributable to shareholders:
Continuing operations	$0.25	$0.10	$0.35	$0.10
Discontinued operations	—	—	—	(0.04)
Net income (loss) per share:	$0.25	$0.09	$0.35	$0.06

Average shares outstanding:
Basic	6,991	6,845	6,930	6,828
Diluted	8,118	7,187	8,021	6,828

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IntriCon Corporation 2018 Second-Quarter Results

July 25, 2018

INTRICON CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited)

	June 30,	December 31,
	2018	2017
	(unaudited)
Current assets:
Cash	$539	$373
Restricted cash	646	644
Accounts receivable, less allowance for doubtful accounts of $577 at June 30, 2018 and $332 at December 31, 2017	10,067	9,052
Inventories	15,644	13,708
Contract Assets	6,032	2,979
Other current assets	1,760	1,544
Total current assets	34,688	28,300

Machinery and equipment	36,684	40,124
Less: Accumulated depreciation	27,531	32,949
Net machinery and equipment	9,153	7,175

Goodwill	10,808	10,808
Intangible Assets	2,662	2,740
Investment in partnerships	1,865	1,616
Other assets, net	3,799	3,835
Total assets	$62,975	$54,474

Current liabilities:
Current maturities of long-term debt	$2,072	$2,040
Accounts payable	13,173	10,423
Accrued salaries, wages and commissions	3,497	3,113
Other accrued liabilities	3,552	3,739
Total current liabilities	22,294	19,315

Long-term debt, less current maturities	11,205	9,321
Other postretirement benefit obligations	433	455
Accrued pension liabilities	776	772
Other long-term liabilities	3,200	3,172
Total liabilities	37,908	33,035
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 7,037 and 6,900 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	7,037	6,900
Additional paid-in capital	22,489	21,581
Accumulated deficit	(3,281)	(6,056)
Accumulated other comprehensive loss	(899)	(733)
Total shareholders’ equity	25,346	21,692
Non-controlling interest	(279)	(253)
Total equity	25,067	21,439
Total liabilities and equity	$62,975	$54,474

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